Exhibit 99.1

EA Action from John Riccitiello, Chief Executive Officer

Welcome back! As we return from the holiday, the incredible successes of 2011 provide direction and a big swell of momentum for us in 2012. In the past year, EA evolved dramatically – we’re more digital, more efficient, and more competitive in social and casual games.

We also made organizational changes which position EA for long-term growth and provide better career opportunities for our talent. Today, franchise teams generally have responsibility for all aspects of development on every platform their consumers play on.

Four years ago, when we set out to establish in digital, we set up a number of structures to make this happen. Most obviously, we set up EAi to provide oversight for most of our mobile game teams, social teams and Pogo. At the time, most of the rest of the company was “packaged goods.” Today, with the strong launch of SWTOR, the great success of digital services like FIFA Ultimate Team, the growth we’re seeing with the EA Games Label’s Play4Free initiative, the strong launch of Origin in 2011, and many other milestones, it’s abundantly clear that the digital transformation is not confined to one group. Therefore, we have decided to begin 2012 by folding EAi into the organizations noted below. This reflects our new reality: everyone and everything is digital.

EA Labels President Frank Gibeau has – bar none – many of the best teams of creative leaders in the entertainment industry. In recent years, our Labels have adapted to the digital world with extraordinary speed – adding new content and revenue on platforms that range from console and PC, to mobile and social.

COO Peter Moore will continue to lead our Global Publishing Organization, Global Media Solutions, Central Development Services and the new Customer Experience Group — all of whom are helping us reach and support our customers, partners and development teams online. Peter also overseas Origin, which you’ll be hearing a great deal about in 2012.

CTO, Rajat Taneja is off to a fast start, leading a team of engineers and technologists, securing our systems and most important, building infrastructure for EA’s own platform. I couldn’t be happier with the leadership, focus and expertise Rajat has brought to us.

EVP Digital, Kristian Segerstrale is now assembling a team for an expansive remit to define and manage the business side of the EA platform. Along the way, his team will define the process and vocabulary for how we track and measure performance, and then market our digital games and services. Their key objective is to build a consistently awesome experience for our consumers.

Details will fall into place in the weeks ahead and I will provide a deeper explanation of the new structure at our Town Hall meeting on February 2. One last organizational note: Barry Cottle is leaving the company. We appreciate his contribution to the evolution of our mobile and social business and for building a great team of leaders.

By all measures, EA exited 2011 as a very different company. We empowered our creative teams, strengthened our IP and made progress in building a digital platform for our games and services.

One year ago, we set a stretch goal to grow our digital business to $1Billion annually. I’m proud to say that we achieved that goal in CY11. Crossing the $1Billion threshold is an incredibly important milestone – congratulations!

Fasten your seatbelts. We’re accelerating in 2012.